Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces First Quarter 2008 Financial Results

–	LUVOX® CR Approved and Launched

–	Screening Closed in First Phase III Fibromyalgia Clinical Trial

PALO ALTO, Calif., May 13, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the quarter ended March 31, 2008.

Total revenues for the quarter ended March 31, 2008 were $14.6 million, compared to $14.1 million for the quarter ended March 31, 2007. XYREM® (sodium oxybate oral solution) net sales for the first quarter of 2008 increased 32 percent to $11.3 million, compared with $8.6 million for the first quarter of 2007.

Once-Daily LUVOX CR® (fluvoxamine maleate) Extended-Release Capsules was approved by the U.S. Food and Drug Administration (FDA) on February 28, 2008 for the treatment of both obsessive compulsive disorder (OCD) and social anxiety disorder (SAD), and the product was shipped to wholesalers late in the first quarter.

“The launch of LUVOX CR in the U.S. is progressing very well,” said Robert Myers, President of Jazz Pharmaceuticals. “Our commercial team is focused on introducing this important new treatment option to physicians for their patients with OCD and SAD.”

“We are off to a great start in 2008, with significant product development achievements in addition to our commercial success,” said Samuel Saks, M.D., Chief Executive Officer. “We recently completed screening of subjects in the first of our Phase III pivotal studies of JZP-6 for the treatment of fibromyalgia syndrome, a key milestone in this program. We look forward to obtaining results from this Phase III trial in the fourth quarter of 2008.”

Research and development expenses for the first quarter of 2008 were $21.2 million, compared to $14.9 million for first quarter of 2007. The increase primarily reflects higher expenses associated with later stage development programs, particularly JZP-6.

Selling, general and administrative expenses for first quarter of 2008 were $32.8 million, compared to $14.3 million for the first quarter of 2007. The increase was primarily due to spending in preparation for the launch of LUVOX CR, increased headcount and higher expenses to support the larger sales force.

Net loss for the first quarter of 2008 was $46.7 million, compared to a $19.6 million net loss for the first quarter of 2007.

Jazz Pharmaceuticals’ unrestricted cash and marketable securities balance as of March 31, 2008 was $105.2 million. During the quarter ended March 31, 2008, net cash used in operating activities was $38.2 million.

Recent Highlights

•

In late March 2008, approximately $3.0 million of LUVOX CR commercial product was shipped to wholesalers. As is common for new pharmaceutical product launches, no LUVOX CR net sales revenue was recognized in the first quarter of 2008.

•

In mid-April 2008, Jazz Pharmaceuticals’ sales team of approximately 200 field-based professionals began communicating with psychiatrists and select primary care physicians about the unique attributes of LUVOX CR for OCD and SAD patients. Sales professionals are providing samples of LUVOX CR in 100 mg and 150 mg doses. Jazz Pharmaceuticals is also supporting non-branded disease awareness campaigns to highlight the importance of correctly diagnosing and treating OCD and SAD.

•	Approval and launch of LUVOX CR triggered a total of $41.0 million in milestone payments to Solvay Pharmaceuticals, $10.0 million of which was paid in March 2008.

•

On April 25, 2008, screening of subjects was closed in the first of Jazz Pharmaceuticals’ two Phase III clinical trials of JZP-6 (sodium oxybate) in fibromyalgia. The enrollment goal of 525 subjects has been achieved in the first trial, and enrollment is expected to be completed in the next several weeks. Top-line results for the first trial are expected in the fourth quarter of 2008. Enrollment is progressing in the second Phase III clinical trial of JZP-6 at clinical sites in the U.S. and Europe.

•

On March 18, 2008, Jazz Pharmaceuticals announced the expansion of its senior term debt under an agreement with an affiliate of Lehman Brothers and certain other lenders. The transaction closed with $40 million of gross proceeds, expanding the senior debt outstanding from $80 million to $120 million. Jazz Pharmaceuticals has an option under the agreement, through January 31, 2009, to borrow an additional $30 million if sales of the company’s products reach certain levels by the end of 2008.

•

On May 8, 2008, Jazz Pharmaceuticals announced it had entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge committed to provide up to $75 million of capital through the purchase of newly-issued shares of Jazz Pharmaceuticals’ common stock. Under the terms of the three-year agreement, Jazz Pharmaceuticals will determine the exact timing and amount of any CEFF financings, subject to certain conditions. The arrangement allows Jazz Pharmaceuticals to raise capital, at its discretion, to support the company’s commercial, research and development and general corporate activities.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its financial results and provide a business update on its commercial and development activities on May 13, 2008 commencing at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through May 27, 2008. Investors may participate in the conference call by dialing 800-901-5259 in the U.S., or 617-786-4514 outside the U.S., and entering passcode 91585353. A replay of this call will be available until May 27, 2008 by phone at 888-286-8010 (U.S.), or 617-801-6888 (international), using the passcode 89402608.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the commercial launch of LUVOX CR, the continued development of Jazz Pharmaceuticals’ product candidates and the timing of clinical study results. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the launch of LUVOX CR; risks related to the development of Jazz Pharmaceuticals’ product candidates, including the risk that study or clinical trial results may require Jazz Pharmaceuticals to discontinue the development of one or more product candidates; risks related to the uncertain and time-consuming regulatory approval process; and risks relating to the need for additional funds. These and other risk factors are discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2007 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on March 31, 2008. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product sales, net	$13,984	$11,625
Royalties, net	365	211
Contract revenues	285	2,252

Total revenues	14,634	14,088
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technology)	2,298	2,003
Research and development	21,243	14,867
Selling, general and administrative	32,780	14,339
Amortization of intangible assets	2,121	2,362

Total operating expenses	58,442	33,571

Loss from operations	(43,808)	(19,483)
Interest income	897	1,091
Interest expense	(3,787)	(3,268)
Other expense	(12)	(3,069)
Gain on sale of product rights	—	5,145

Net loss	$(46,710)	$(19,584)

Net loss per share, basic and diluted	$(1.97)	$(851.48)

Weighted-average common shares used in computing net loss per share, basic and diluted	23,743	23

JAZZ PHARMACEUTICALS, INC.

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Xyrem	$11,341	$8,624
Antizol	2,643	2,636
Cystadane	—	365

Total	$13,984	$11,625

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$100,771	$102,945
Restricted cash	1,998	1,939
Marketable securities	4,410	—
Accounts receivable, net	5,310	5,389
Inventories	2,200	2,213
Prepaid expenses	3,210	3,224
Other current assets	1,346	381

Total current assets	119,245	116,091
Property and equipment, net	3,875	3,941
Intangible assets, net	74,919	36,040
Goodwill	38,213	38,213
Long-term restricted cash and investments	—	12,000
Other long-term assets	2,766	1,269

Total assets	$239,018	$207,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,180	$3,459
Accounts payable	8,915	2,856
Accrued liabilities	30,133	29,047
Purchased product rights liability	31,000	—
Deferred revenue	1,494	1,494

Total current liabilities	74,722	36,856
Non-current portion of deferred revenue	12,183	12,468
Liability under government settlement	13,063	14,881
Senior secured notes	113,367	75,116
Common stock subject to repurchase	13,241	13,241
Stockholders’ equity	12,442	54,992

Total liabilities and stockholders’ equity	$239,018	$207,554

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Matthew Fust, Chief Financial Officer

650-496-2800

investorinfo@jazzpharmaceuticals.com